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                                                                  EXHIBIT (e)(3)

                             NONDISCLOSURE AGREEMENT

         THIS NONDISCLOSURE AGREEMENT (this "Agreement") is made by and between CYPRESS COMMUNICATIONS, INC., a corporation organized under the laws of Delaware ("Cypress"), with a principal place of business located at 15 Piedmont Center, Suite 100, Atlanta, Georgia 30305, Attention: Vice Chairman and General Counsel, and Resurgence Communications, LLC, a corporation organized under the laws of Georgia ("Company"), with a principal place of business located at 198 Sentinel Place, Marietta, Georgia 30067, Attention: Gregory P. McGraw, effective as of November 19, 2001. The parties agree as follows:

         1. Proposed Transaction Defined. Each party may receive from the other party information of a non-public nature for use by such party and its officers, directors, agents, employees and representatives, including financial and legal advisers (collectively, "Representatives") in connection with discussions between the parties regarding a possible business transaction (the "Proposed Transaction").

         2. Information Defined. The parties acknowledge that, in the course of their discussions relating to the Proposed Transaction, each party may receive certain private and proprietary information from or about the other party or its affiliates, including, but not limited to, technical, financial or business plans and models, names of customers or partners, proposed business deals, reports, market projections, software programs, data or any other private and proprietary information relating to the Proposed Transaction which may include certain trade secrets ("Information"). The term "Information" as used herein also includes: (i) the fact that the Information has been made available to the receiving party; (ii) the fact that discussions are taking place concerning the Proposed Transaction; and (iii) any of the terms, conditions or other facts with respect to the Proposed Transaction or other related transactions, including the status thereof. Any Information supplied by either party to the other prior to the execution of this Agreement shall be subject to the same treatment as the Information made available after the execution of this Agreement.

         3. Exclusions from Definition. The term "Information" as used herein does not include any data or information; (a) which is already known to the receiving party at the time it is disclosed to the receiving party; or (b) which before being divulged by the receiving party; (i) has become generally known to the public through no wrongful act of the receiving party; (ii) has been rightfully received by the receiving party from a third party without restriction on disclosure and without, to the knowledge of the receiving party, a breach of an obligation of confidentiality running directly or indirectly to the other party hereto; (iii) has been approved for release by a written authorization by the other party hereto; (iv) is required to be disclosed by operation of law pursuant to Section 6


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below; or (v) is independently developed by the receiving party without use, directly or indirectly, of the Information received from the other party hereto.

         4. Nondisclosure Obligation. Each party receiving any Information shall keep such Information confidential and shall not disclose such Information, in whole or in part, to any person other than its Representatives who need to know such Information in connection with the Proposed Transaction, except with the prior written consent of the other party hereto or as otherwise permitted hereunder. Representatives shall be informed by the receiving party of the confidential nature of the Information and shall be required by the receiving party to agree to comply with the terms of this Agreement. The Information shall be used by the receiving party solely for the purpose of evaluating the Proposed Transaction, and shall not be otherwise used for the receiving party's own benefit, or for any purpose detrimental to the disclosing party. Each party shall be responsible for any breach by its Representatives of the terms of this Agreement.

         5. Standard of Protection. The party receiving any Information shall use efforts commensurate with those that such party employs for the protection of corresponding sensitive information of its own, and the receiving party shall take all steps which are necessary and reasonable to protect such Information.

         6. Compliance with Legal Process. If the party receiving any Information is required to (i) disclose the same to any government agency or court of competent jurisdiction by written order, subpoena or decree, or (ii) publicly disclose such Information in accordance with applicable federal or state securities law or regulation, such party shall promptly notify the other party prior to disclosure so that the other party may seek an appropriate protective order, review and recommend changes to any such disclosure, simultaneously file and/or disseminate a related disclosure or public statement, and/or waive compliance with the terms of this Agreement. If, however, in the opinion of counsel for the receiving party such party is nonetheless, in the absence of such order or waiver, compelled to disclose such Information or else stand liable for contempt, penalty or liability, then the receiving party may disclose such Information without liability to the other party hereunder.

         7. Ownership; Return of Information. No license to a party, under any trademark, patent, copyright, trade secret, mask work protection right or any other intellectual property right, is either granted or implied by the disclosure of Information to such party. All Information (including tangible copies and computerized or electronic versions and summaries thereof) shall remain the property of the furnishing party. Within five (5) days following the receipt of a written request referencing this Agreement, the receiving party shall deliver to the furnishing party or destroy all tangible materials containing or embodying the Information received from the furnishing party along with any copies, reproductions, and summaries thereof, together with a certificate executed by the receiving party certifying that all such materials in the receiving party's possession have been delivered to the furnishing party or destroyed. That portion of the


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Information which has been incorporated into analyses, compilations, comparisons, studies or other documents prepared by the receiving party or its Representatives shall be held by the receiving party and kept confidential as provided above and shall not be used for any reason other than evaluating the Proposed Transaction or shall be destroyed (together with written notice of destruction to the furnishing party)

         8. Remedies for Breach. Each party understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement and that the other party shall be entitled to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other rights and remedies available at law or in equity.

         9. No Representations or Further Obligations. Neither this Agreement nor the disclosure or receipt of Information (including any disclosures by the parties' investment bankers) shall constitute or imply any promise or intention to enter into a transaction by either party. It is understood that this Agreement does not obligate either party to enter into any further agreements or to proceed with any possible relationship or other transaction. Each party acknowledges and agrees that neither party (nor its Representatives) is making any representation, warranty, assurance or guarantee with respect to the accuracy or completeness of any Information (except to the extent and only to such effect as shall be expressly set forth in an executed and delivered definitive agreement between the parties to effect the Proposed Transaction). Neither party nor its affiliates and any of their respective officers, directors, employees, agents (including, without limitation, such party's investment banker) or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall have any liability to the other party or any of its Representatives relating to or arising from the use of the Information. Nothing in this Agreement shall limit or restrict in any way either party's ability to pursue transactions similar to the Proposed Transaction with other parties or to terminate the discussions relating hereto.

         10. Acknowledgement of U.S. Securities Laws Matters. Company acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         11. Conduct of Due Diligence. Each party agrees that (a) all inquiries, requests for information and other communications with the other party shall be made only through The Breckenridge Group, Inc., 945 East Paces Ferry Road, Atlanta, Georgia 30326, Attention: Alan McClure, with respect to Cypress, and Gregory


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McGraw, or Charlie McNamee, with respect to Company, and (b) it will not contact the employees, customers or suppliers of the other party with respect to the Proposed Transaction or for purpose of obtaining information for use in evaluation of the Proposed Transaction.

         13. Term; Termination. Unless otherwise provided in this Agreement, the obligations hereunder shall survive for a period of two (2) years after the date hereof. Either party may terminate the exchange of Information under this Agreement at any time by written notice to the other. In any event, however, the obligations of each party to maintain the confidentiality of the Information constituting a trade secret under applicable law shall continue indefinitely so long as such Information remains a trade secret.

         14. No Waiver. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         15. Amendment. This Agreement may not be modified, supplemented or amended orally, but only by a writing signed by both parties hereto.

         16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, U.S.A., without regard to its choice of law provisions. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.


                   [Signatures appear on the following page.]


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         IN WITNESS WHEREOF, the parties have executed and delivered this
Nondisclosure Agreement effective as of the date first written above.


Cypress:                                  Company:

CYPRESS COMMUNICATIONS, INC.              Resurgence Communications, LLC
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By:   /s/  R. Stanley Allen               By:   Gregory P. McGraw
   --------------------------------          -----------------------------------



Name:   R. Stanley Allen                  Name:   Gregory P. McGraw
     ------------------------------            ---------------------------------



Title:   Vice Chairman                    Title:   President & COO
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